Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THE EMPLOYMENT AGREEMENT (the “Agreement”), made and entered into as of September 4, 2007 by and between Zebra Technologies Corporation, a Delaware corporation (the “Employer”), and Anders Gustafsson (the “Executive”), is hereby amended, effective November 16, 2007 (the “Effective Date”), as follows:

1.      Paragraph 4B of the Agreement is amended in its entirety to read as follows:

B.      Performance Bonus.  The Executive shall be eligible to earn a performance bonus under the Employer’s Management Bonus Plan (the “Bonus”) upon the attainment of certain performance measures. The Compensation Committee of the Board (the “Compensation Committee”) shall set the performance targets for a given year, with input from the Executive and the Board, and the final performance targets shall be established in the sole discretion of the Compensation Committee. The Bonus shall be targeted at one hundred percent (100%) of the Executive’s Base Salary (the “Target Bonus”), with an opportunity to earn a bonus of up to two hundred percent (200%) of such Base Salary for exceptional performance, with the actual Bonus earned to be calculated on that portion of the Executive’s Base Salary actually earned during the calendar year for which the Bonus is calculated. The foregoing notwithstanding, and subject to the final sentence of this subparagraph B, the Executive shall receive a bonus for calendar year 2007 equal to one hundred percent (100%) of the Executive’s portion of his Base Salary actually earned from the Employer for 2007. The Bonus, if any, for a given year (the “Bonus Year”) shall be paid in the following year and on or before March 15 of such year, provided, and except as otherwise set forth in Paragraph 7B, the Executive must be employed by the Employer and in good standing as of the date that the Bonus is paid to earn any Bonus for the Bonus Year.

2.      Paragraph 7B of the Agreement is amended in its entirety to read as follows:

B.      Severance Benefits.

(1)      In addition to the salary and benefits described in Paragraph 7A, if the Executive’s employment is terminated pursuant to Paragraphs 6C or 6D, the Executive shall be entitled to the following: (i) the continuation of his Base Salary at the annual salary rate then in effect (before any reduction under Paragraph 6D(3) which is made on a proportionally equal basis to all executive officers and which is made within the one (1) year period preceding the date the Executive’s employment is terminated), for a period of two years following the termination of the Executive’s employment (the “Severance Period”), payable in accordance with the Employer’s payroll policy from time to time in effect and subject to the limitations imposed under subparagraph 7B(3); (ii) a pro-rata portion of the Bonus for the year in which the Executive’s employment terminates, if such Bonus would have been earned had the Executive been employed and in good standing as of the date the Bonus otherwise is paid to other senior level executives of the Employer, and payable at the time the Bonus otherwise is paid to other senior level executives of the Employer; (iii) the Bonus attributable to the calendar year prior to the calendar year in which the Executive’s employment terminates, if such Bonus would have been earned had the Executive been employed and in good standing as of the date the Bonus otherwise is paid to other senior level executives of the Employer, and provided such Bonus had not yet been paid in accordance with the timing provisions set forth in Paragraph 4B, and payable at the time the Bonus otherwise is paid to other senior level executives of the Employer; (iv) a payment equal to one hundred percent (100%) of the Target Bonus (before any reduction under Paragraph 6D(3) which is made on a proportionally equal basis to all executive officers and which is made within the one (1) year period preceding the date the Executive’s employment is terminated), based upon the Base Salary for such year, to be paid at the same time that performance bonuses are generally paid by the Employer to its executives for the year in which such termination occurs; (v) the Executive shall immediately and fully vest in any unvested shares subject to the Initial Option and any Annual Equity Awards; and (vi) continued coverage of the Executive and his dependents in the medical and dental insurance plans sponsored by the Employer, as mandated by COBRA, which may continue to the extent required by applicable law and the Employer shall pay for such coverage, at the same rate the Employer pays for health insurance coverage for its active employees under its group health plan (with the Executive required to pay for any employee-paid portion of such coverage), through the earlier of (a) the last day of the Severance Period or (b) the date the Executive becomes eligible for coverage under another group health plan that does not impose preexisting condition limitations on the Executive’s coverage, provided, however, that nothing herein shall be construed to extend the period of time over which such COBRA continuation coverage may be provided to the Executive and his dependents beyond that mandated by law and, provided further, that the Executive shall be required to pay the entire cost of such COBRA continuation coverage for any time following the last day of the Severance Period.

(2)      The foregoing notwithstanding, if at any time within one hundred twenty (120) days immediately preceding or one (1) year immediately following a “Change in Control,” the Executive’s employment is terminated pursuant to Paragraph 6C or 6D, the Executive shall be entitled to the following compensation, in lieu of any payments otherwise set forth in Paragraph 7B(1) above, and payable within sixty (60) days following the later of the Change in Control or the termination, subject, however, to the limitations imposed under subparagraph 7B(3): two (2.0) times the Executive’s Base Salary at the annual rate then in effect (before any reduction under Paragraph 6D(3) which is made on a proportionally equal basis to all executive officers and which is made within the one (1) year period preceding the date the Executive’s employment is terminated) and two (2.0) times the Target Bonus (before any reduction under Paragraph 6D(3) which is made on a proportionally equal basis to all executive officers and which is made within the one (1) year period preceding the date the Executive’s employment is terminated), based upon the Base Salary for such year. In addition, the Executive shall immediately and fully vest in any unvested shares subject to the Initial Option and any Annual Equity Awards. The vesting of any shares subject to the Long-Term Incentive Restricted Stock Grant and the Long-Term Incentive Stock Option Grant which are unvested as of the date of the Change in Control shall be accelerated upon such a termination of employment and shall vest as follows:

Date of Change in Control	Percentage of Unvested That Vest
Prior to the First Anniversary of the Effective Date	100%
On or after the First Anniversary of the Effective Date, but prior to the Second Anniversary of the Effective Date	80%
On or after the Second Anniversary of the Effective Date, but prior to the Third Anniversary of the Effective Date	60%
On or after the Third Anniversary of the Effective Date, but prior to the Fourth Anniversary of the Effective Date	40%
On or after the Fourth Anniversary of the Effective Date, but prior to the Fifth Anniversary of the Effective Date	20%

In addition, upon the termination of the Executive’s employment as set forth in this subparagraph 7B(2) the Executive and his dependents shall be offered continued coverage under the Employer’s group health plan on the same terms as described above in subparagraph 7B(1)(vi) and shall be entitled to the Bonus, if any, set forth in subparagraphs 7(B)(1)(ii) and (iii) above.

(3)      Notwithstanding the foregoing, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in this Paragraph 7B shall be delayed for a period of six (6) months following the Executive’s separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code. The payments to be made under this Paragraph 7B shall be further conditioned upon the Executive’s execution of an agreement acceptable to the Employer that (i) waives any rights the Executive may otherwise have against the Employer, and (ii) releases the Employer from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment. For purposes of this Paragraph 7B, “Change in Control” shall be as defined under the 2006 Incentive Compensation Plan, as in effect on the date hereof, which definition is incorporated herein by reference; provided, however, the definition of Change in Control as set forth herein is not intended to be broader than the definition of a “change in control event” as defined by reference to the regulations under Section 409A of the Code, and the payments described in Paragraph 7B(2) shall not be payable unless the applicable Change in Control constitutes a change in control event in accordance with Section 409A of the Code and the regulations and guidance promulgated thereunder.

IN WITNESS WHEREOF, the parties have set their signatures on the date set forth below.

ZEBRA TECHNOLOGIES CORPORATION:		EXECUTIVE:

By:	/s/ Michael A. Smith, Chairman	/s/ Anders Gustafsson

	Michael A. Smith, Chairman	Anders Gustafsson

Date signed: November 16, 2007		Date signed: November 16, 2007

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